Exhibit 99.1
Fifth Street Finance Corp. Closes Three-Year Credit Facility Led by ING Capital
WHITE PLAINS, N.Y., June 3, 2010 — Fifth Street Finance Corp. (NYSE:FSC) (“Fifth Street”) announced the closing of a three-year syndicated credit facility led by ING Capital LLC (“ING”) in the initial amount of $90 million, expandable up to a total of $150 million. The facility will bear interest at a rate of LIBOR plus 3.5% per annum, with no LIBOR floor. In addition to ING, an affiliate of ING Group, N.V. (NYSE:ING) the other lenders that issued commitments under the credit facility are Royal Bank of Canada (NYSE:RY), which also acted as Documentation Agent, Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley (NYSE:MS), and UBS Loan Finance LLC, an affiliate of UBS AG (NYSE:UBS).
About Fifth Street Finance Corp.
Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.
About ING Capital LLC
ING Capital LLC is a U.S. affiliate and part of the Corporate and Institutional Clients division of ING Bank NV (ING). ING provides comprehensive financial services through its extensive network of 15,000 employees in 40 countries and the world’s major financial services markets. ING has the breadth of service and global reach to serve a wide range of clients’ financial needs and act as a committed global partner to large international businesses. ING has built a leading position in corporate finance, including lending, mergers & acquisitions, equity markets, equity capital markets, fixed income and debt capital markets.
ING Deal Contact:	Patrick Frisch, Managing Director (646) 424-6912 patrick.frisch@americas.ing.com
Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT:	Fifth Street Finance Corp. Stacey Thorne, Executive Director, Investor Relations (914) 286-6811 stacey@fifthstreetcap.com